Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Announces First Quarter 2005 Results

Net Revenues Consistent With Previously Announced Expectations

Farmington, CT, May 17, 2005 – DrugMax, Inc. (Nasdaq: DMAX), a specialty pharmacy and drug distribution provider, yesterday reported financial results for the first quarter ended April 2, 2005.

Net revenues for the first quarter 2005 were $87.2 million, an increase of 18 percent compared to net revenues of $73.8 million for the fourth quarter 2004 and an increase of 55 percent compared to net revenues of $56.2 million for the first quarter 2004. Net revenues for the first quarter 2005 included $56.5 million from DrugMax’s specialty pharmacy business, the driver of the Company’s model, and $30.8 million from the Company’s drug distribution business. Results for the first quarter 2004 only include results from the specialty pharmacy business, Familymeds. The results of DrugMax’s drug distribution business are included from the DrugMax/Familymeds merger date of November 12, 2004 through April 2, 2005.

Commenting on DrugMax’s first quarter 2005 results, Ed Mercadante, R.Ph., Co-Chairman and Chief Executive Officer of DrugMax, said: “Our specialty pharmacy business continued to show good momentum as we continue to benefit from our patient compliance initiatives. Additionally, the integration of our drug distribution and specialty pharmacy operations is producing improved gross margin on our pharmacy business, which we believe will continue in subsequent quarters throughout 2005. While we are pleased with this progress, we will not be satisfied until we deliver improved profitability overall. To this end, we have identified several opportunities to enhance DrugMax’s productivity and market position and we are moving aggressively to capture those benefits. Our primary focus in the drug distribution business, for example, is to improve gross margins by concentrating on selling higher gross margin generic and specialty pharmaceuticals.”

EBITDA 1 for the first quarter 2005 was ($3.0) million compared to EBITDA of ($32.1) million for the fourth quarter 2004 and EBITDA of $1.2 million for the first quarter 2004. First quarter 2005 EBITDA included a merger-related non-cash compensation charge of $1.9 million. Fourth quarter 2004 EBITDA included a goodwill impairment charge of $31.0 million and a merger-related non-cash compensation charge of $1.3 million.

[1]	DrugMax makes use of EBITDA (earnings before interest, taxes, depreciation and amortization) as a financial measure because the Company believes it is a useful performance indicator. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income/loss or net cash provided by operating activities. A reconciliation of non GAAP measures to net loss appears at the end of this release.

Gross profit for the first quarter 2005 was $12.3 million, or 14.1 percent of net revenues, compared to $12.6 million, or 17.0 percent of net revenues, for the fourth quarter 2004. Gross profit for the first quarter 2004 was $11.7 million, or 20.8 percent of net revenues. The decrease in gross profit percentage is primarily the result of the inclusion of the lower gross profit drug distribution operations for the entire first quarter 2005.

Selling, general and administrative (SG&A) expenses for the first quarter 2005 were $15.5 million, or 17.8 percent of net revenues, compared to $13.7 million, or 18.5 percent of net revenues, for the fourth quarter 2004. SG&A expenses for the first quarter 2004 were $11.5 million, or 20.4 percent of net revenues. The first quarter 2005 and the fourth quarter 2004 SG&A expenses included merger-related non-cash compensation charges of $1.9 million and $1.3 million, respectively.

Net loss available to common shareholders for the first quarter 2005 was $5.6 million, or a net loss of $0.29 per basic and diluted share (based on 19,652,576 shares), compared to a net loss available to common shareholders of $43.2 million, or a net loss of $3.90 per basic and diluted share for the fourth quarter 2004 (based on 11,086,090 shares). Net loss available to common shareholders for the first quarter 2004 was $2.2 million, or a net loss of $1.70 per basic and diluted share (based on 1,288,909 shares). First quarter 2005 net loss included a merger-related non-cash compensation charge of $1.9 million. Fourth quarter 2004 net loss included a goodwill impairment charge of $31.0 million, a merger-related non-cash interest charge of $1.7 million and a merger-related non-cash compensation charge of $1.3 million.

“DrugMax’s specialty pharmacy distribution model remains strong and the Company intends to concentrate on further implementing its strategy, with profitability at the forefront of its decision making,” said Mr. Mercadante. “This is a top priority for the Company and we will maintain an intense focus on achieving this crucial objective for the benefit of DrugMax and its shareholders. In order to achieve sustainable profitable growth, DrugMax is committed to ensuring that it has the appropriate processes and teams in place. The Company is also working diligently to ensure it re-establishes compliance with debt covenants.”

Additional information about DrugMax’s financial results is contained in the Form 10-Q for the period ended April 2, 2005 that the Company filed with the U.S. Securities and Exchange Commission.

Conference Call/Webcast

DrugMax has scheduled a conference call at 2 p.m. E.D.T. on Wednesday, May 18, to discuss its first quarter 2005 performance. The conference call dial-in number is 866.800.8649 (international dial-in number is 617.614.2703) and the participant passcode is 64723115. A simultaneous audio webcast of the call will be broadcast live on the investor relations section of the Company’s Web site at www.drugmax.com. A replay of the conference call will be available beginning approximately two hours after the call through Wednesday, May 25, 2005 by dialing 888.286.8010 (international replay dial-in number is 617.801.6888) and entering the passcode of 54052283. The audio webcast of the conference call will be archived on the investor relations section of the Company’s Web site.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug distribution platform through its drug distribution and specialty pharmacy operations. DrugMax operates two drug distribution facilities, under the Valley Drug Company and Valley Drug South names, and 77 specialty pharmacies in 13 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, independent pharmacies, physicians, clinics, long-term care and assisted living centers. More information about DrugMax can be found at www.drugmax.com. The Company’s online product offering can be found at www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s strategies regarding growth and business expansion, including its strategy of building an integrated specialty drug distribution platform with multiple sales channels, (b) its merger with Familymeds Group, Inc. and its plan to integrate the two companies, (c) its financing plans, (d) trends affecting its financial condition or results of operations; and (e) its ability to continue to control costs and to meet its liquidity and other financing needs. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) management’s ability to integrate DrugMax and Familymeds and to increase sales to target physician groups, (ii) changes in the regulatory and general economic environment related to the health care and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers’ pricing or distribution policies; (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect DrugMax’s revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (v) changes regarding the availability and pricing of the products which DrugMax distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax’s Form 10-Q for the quarter ended April 2, 2005 filed with the U.S. Securities and Exchange Commission. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, contact:

Jason Thompson or Chuck Dohrenwend

The Abernathy MacGregor Group

212-371-5999

DRUGMAX, INC. AND SUBSIDIARIES

Selected Financial Information

Consolidated Condensed Statement of Operations

(in thousands, except for per share data)

	Three Months Ended
	April 2, 2005	March 27, 2004
Net revenues	$87,239	$56,219
Cost of sales	74,915	44,502

Gross margin	12,324	11,717

Selling, general and administrative expenses	15,500	11,496
Depreciation and amortization expense	1,252	1,285
Gain on disposal of fixed assets	—	(774)

Operating loss	(4,428)	(290)

Other income	196	164
Interest expense, net	(764)	(758)

Net loss	(4,996)	(884)

Preferred dividends	(631)	(1,304)
Net loss available to common shareholders	$(5,627)	$(2,188)

Basic and diluted net loss per share	$(0.29)	$(1.70)

Basic and diluted shares outstanding	19,653	1,289

DRUGMAX, INC. AND SUBSIDIARIES

Selected Financial Information

Consolidated Condensed Balance Sheet

(Dollars in thousands)

	April 2, 2005	January 1, 2005
Assets
Current Assets:
Cash and cash equivalents	$1,970	$2,332
Accounts receivable, net	22,240	20,570
Inventories	45,716	34,525
Prepaids and other current assets	1,818	1,965

Total current assets	$71,744	$59,392

Property and equipment, net	$5,262	$5,251
Goodwill and other intangible assets	29,908	30,383
Other non-current assets	738	572

Total assets	$107,652	$95,598

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility	$47,981	$32,871
Current portion of long-term liabilities	2,532	2,314
Accounts payable and accrued expenses	31,253	32,082

Total current liabilities	$81,766	$67,267

Notes payable	$22,425	$0
Long-term accounts payable	—	22,425
Other long-term liabilities	167	51

Total long-term liabilities	$22,592	$22,476

Stockholders’ equity (deficit)	$3,294	$5,855

Total liabilities and stockholders’ equity (deficit)	$107,652	$95,598

DRUGMAX, INC. AND SUBSIDIARIES

Selected Financial Information

Reconciliation of GAAP Net Loss to EBITDA

(Dollars in thousands)

	Three Months Ended
	April 2, 2005	March 27, 2004
GAAP net loss	$(4,996)	$(884)

Adjustments:
Interest expense, net	764	758
Depreciation and amortization	1,252	1,285

EBITDA	$(2,980)	$1,159